CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 2 to this Registration Statement on Form S-8 of Montavo, Inc. (a development stage company) ("the Company") of our report dated April 15, 2010, on our audit of the balance sheet of Montavo, Inc. as of December 31, 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended, and for the period from December 23, 2004 (date of inception) to December 31, 2009.  The Company's financial statements for the period from December 23, 2004 (date of inception) through December 31, 2008, were audited by other auditors whose report, dated April 14, 2009, expressed an unqualified opinion on those statements and included an explanatory paragraph that referred to substantial doubt about the Company's ability to continue as a going concern.  The other auditors' report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the report of such other auditors.

Our report, dated April 15, 2010, contains an explanatory paragraph that states the Company has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

May 7, 2010

Document 5750consent123109.doc  Revised:  5/7/2010 1:58 PM  jsr